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Exhibit 10.4

VOLUME AGREEMENT

        This VOLUME AGREEMENT ("Agreement") is made as of September 24, 2003, by and between Exelon Enterprises Company, LLC, a Pennsylvania limited liability company ("Exelon"), and Dearborn Holdings Corporation, a Delaware corporation ("Holdings"). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Agreement and Plan of Merger, dated as of June 17, 2003 (the "Merger Agreement"), among Holdings, Dearborn Merger Sub, Inc., a Delaware corporation ("Merger Sub"), InfraSource Incorporated, a Delaware corporation ("InfraSource"), and Exelon. Exelon and Holdings are each a "Party," and collectively, the "Parties."

        WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to construction and other work that may be provided by the companies listed on Schedule A hereto (collectively, together with their successors and assigns, the "InfraSource Companies") to Exelon Corporation ("Parent") and its affiliates (the "Exelon Businesses") following the Closing Date.

        NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Exelon and Holdings agree as follows:

        1.    First Volume Requirement.

          (a)   Within sixty (60) days following December 31, 2005 (the "First Volume Requirement Termination Date"), Holdings will cause to be prepared and delivered to Exelon a written statement (the "First Statement") setting forth in reasonable detail a calculation of the Revenue (as defined below) for the period (the "First Period") commencing on the Closing Date through the First Volume Requirement Termination Date (the "First Period Revenue Amount"). The First Statement will include an amount, if any, with respect to each of the items under the definition of Revenue below with respect to each InfraSource Company, and detail as to what Revenue amounts were the result of acting as a general contractor or a subcontractor (and if a subcontractor, the name of the general contractor). Exelon may dispute the items or amounts reflected on the First Statement by notifying Holdings in writing of the disputed items or amounts within thirty (30) days following receipt of the First Statement. Such notice shall specify which items or amounts as to which Exelon disagrees, and Exelon shall be deemed to have agreed with all other items and amounts included in the preparation of the First Statement. If a notice of disagreement shall be duly delivered by Exelon, Exelon and Holdings shall, during the ten (10) days following receipt by Holdings of such notice, use their reasonable efforts to reach agreement on any disputed items or amounts in order to determine the First Period Revenue Amount. If, during such period, Holdings and Exelon are unable to reach such agreement, the dispute relating to the First Statement and the calculation of the First Period Revenue Amount shall be submitted to arbitration in accordance with Section 7. If a notice of disagreement is not delivered by Exelon in accordance with this Section 1(a), the determination of the First Period Revenue Amount as set forth on the First Statement shall be deemed final.

*
This information has been omitted based on a request for confidential treatment. The omitted portions have been separately filed with the Securities and Exchange Commission.

          (b)   If the First Period Revenue Amount as set forth on the finally determined First Statement is less than $[*], or such lower amount as determined pursuant to this Agreement (the "First Period Revenue Target"), then Exelon will pay to Holdings an amount equal to (i) [*] multiplied by (ii) the difference between the First Period Revenue Target and the First Period Revenue Amount. No amount will be payable by Exelon to Holdings under this Section 1 if the First Period Revenue Amount equals or exceeds the First Period Revenue Target, and any such excess will be included in the Second Period Revenue Amount pursuant to Section 2(a) below. Any payment owed by Exelon to Holdings under this Section 1 will be made by Exelon within thirty (30) days of the final determination of the First Statement.

        2.    Second Period Volume Requirement.

          (a)   Within sixty (60) days following [*], 2006 (the "Second Volume Requirement Termination Date"), Holdings will cause to be prepared and delivered to Exelon a written statement (the "Second Statement") setting forth in reasonable detail a calculation of the Revenue for the period (the "Second Period") commencing on the First Volume Requirement Termination Date through [*], 2006 and including the amount, if any, by which the First Period Revenue Amount exceeded the First Period Revenue Target (the "Second Period Revenue Amount"). The Second Statement will include an amount, if any, with respect to each of the items under the definition of Revenue below with respect to each InfraSource Company, and detail as to what Revenue amounts were the result of acting as a general contractor or a subcontractor (and if a subcontractor, the name of the general contractor). Exelon may dispute the items or amounts reflected on the Second Statement by notifying Holdings in writing of the disputed items or amounts within thirty (30) days following receipt of the Second Statement. Such notice shall specify which items or amounts as to which Exelon disagrees, and Exelon shall be deemed to have agreed with all other items and amounts included in the preparation of the Second Statement. If a notice of disagreement shall be duly delivered by Exelon, Exelon and Holdings shall, during the ten (10) days following receipt by Holdings of such notice, use their reasonable efforts to reach agreement on any disputed items or amounts in order to determine the Second Period Revenue Amount. If, during such period, Holdings and Exelon are unable to reach such agreement, the dispute relating to the Second Statement and the calculation of the Second Period Revenue Amount shall be submitted to arbitration in accordance with Section 7. If a notice of disagreement is not delivered by Exelon in accordance with this Section 2(a), the determination of the Second Period Revenue Amount as set forth on the Second Statement shall be deemed final.

          (b)   If the Second Period Revenue Amount as set forth on the finally determined Second Statement is less than the amount (the "Second Period Revenue Target") equal to $[*] or such lower amount as determined pursuant to this Agreement, then Exelon will pay to Holdings an amount equal (1) [*] multiplied by (2) the difference between the Second Period Revenue Target and the Second Period Revenue Amount. No amount will be payable by Exelon to Holdings under this Section 2 if the Second Period Revenue Amount equals or exceeds the Second Period Revenue Target. Any payment owed by Exelon to Holdings under this Section 2 will be made by Exelon within thirty (30) days of the final determination of the Second Statement.

        3.    Revenue.

          (a)   For purposes of this Agreement, "Revenue" shall for any period mean the sum of the following:

              (i)  all amounts received by the InfraSource Companies or any affiliate in connection with any work performed or goods or services provided, directly or indirectly, by the InfraSource Companies to the Exelon Businesses during the First Period or the Second Period, as the case may be, whether as a general contractor or any level of subcontractor (the "Work"); and

             (ii)  as of any date of determination, and without duplication, all accounts receivable, including retainage, of any InfraSource Company or any affiliate with respect to any Work, as determined in accordance with GAAP and all costs and other amounts associated with any Work performed during the First Period or the Second Period, as the case may be, whether or not the applicable InfraSource Company has billed for such Work; provided however that the amount of revenue attributable to retainage on any date of determination shall be reduced upon final determination to the extent that the amount of retainage finally released to an InfraSource Company is less than the retainage included in the determination of Revenue on such prior date of determination; and

            (iii)  all revenue which would have been received or booked prior to the First Volume Requirement Termination Date or [*], 2006, as the case may be, but for any delay in performing such Work caused by or within the reasonable control of Holdings, any InfraSource Company or any of their affiliates; and

            (iv)  [*].

          (b)   In the event (i) of a liquidation or dissolution of any InfraSource Company other than either a liquidation or dissolution in connection with any of the transactions contemplated by Section 3(c) below or incident to a restructuring after which another InfraSource Company continues the line of business of the liquidated or dissolved company with substantially all of the assets of such company, (ii) any material contract, agreement, release or purchase order relating to Work requires the consent of any affiliate of Exelon in connection with a sale or Change of Control of any Sold Company and such consent is not obtained prior to the consummation of such sale or Change of Control or (iii) a line of business of an InfraSource Company is being discontinued, and any material contract, agreement, release or purchase order relating to Work performed by such line of business is terminated by such InfraSource Company as a result of the discontinuance and such termination does not result in a breach of such material contract, agreement, release or purchase order (each event in (i), (ii) or (iii), a "Reduction Event"), the First Period Revenue Target shall be reduced by an amount equal to (i) the number of months elapsing between the Reduction Event and the First Volume Requirement Termination Date multiplied by (ii) the average monthly Revenue attributable to the Work performed by the liquidated or dissolved InfraSource Company for the twelve month period prior to the Reduction Event, and the Second Period Revenue Target shall be reduced by an amount equal to (y) the number of months elapsing between the later of the Reduction Event or the First Volume Requirement Termination Date and [*], 2006 multiplied by (z) the average monthly Revenue attributable to the Work performed by the liquidated or dissolved InfraSource Company for the twelve month period prior to the Reduction Event.

          (c)   Notwithstanding paragraph (b) above, the sale or disposition of all or substantially all of the assets of any InfraSource Company or at least a majority of the outstanding voting equity of any InfraSource Company or a Change of Control of any InfraSource Company (such company, a "Sold Company") shall not affect any party's obligations or rights under this Agreement, including the calculation of Revenue, First Period Revenue Target and Second Period Revenue Target hereunder, and all Revenue associated with a Sold Company for Work shall be included in the First Period Revenue Amount and Second Period Revenue Amount, as the case may be. "Change of Control" shall mean one or more transactions resulting in (a) the liquidation, dissolution or winding up of any InfraSource Company, (b) the transfer of all or substantially all of the assets of any InfraSource Company, (c) a merger or consolidation of any InfraSource Company with another person (other than another InfraSource Company), (d) one or more persons (other than the shareholders of Holdings or any InfraSource Company that are existing as of the date hereof) either (i) owning in the aggregate in excess of 50% of the then outstanding capital stock of Holdings or any such InfraSource Company or (ii) being able to elect a majority of Holdings or any InfraSource Company's board of directors or otherwise to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings or any InfraSource Company.

        4.    Payments.    All payments made under this Agreement shall be made by wire transfer of immediately available funds.

        5.    Covenants.

          (a)   Subject to the execution and delivery of an appropriate confidentiality agreement, Holdings will, and will cause the InfraSource Companies to, make available all information (including providing reasonable access to the relevant offices, employees and records of any InfraSource Company) reasonably requested by Exelon in connection with determining the amount of any Revenue, including as set forth on the First Statement, the Second Statement and any statement provided pursuant to Section 6(a)(iv). Exelon may, during any determination period, and subject to the execution and delivery of an appropriate confidentiality agreement, upon written request and during normal business hours, review Holdings' and the InfraSource Companies' books and records solely with respect to the calculation of Revenue, including as set forth on the First Statement, the Second Statement and any statement provided pursuant to Section 6(a)(iv), and as may be necessary to verify the amounts set forth on such statements. Holdings will maintain books and records relating to such amounts until a final determination is made as to the calculation of Revenue.

          (b)   Holdings will, and will cause the InfraSource Companies to, bill or invoice for Work in accordance in all material respects with practices of the InfraSource Companies existing prior to the date hereof with respect to the Exelon Businesses or pursuant to the terms of the contract underlying the Work.

          (c)   Within fifteen (15) days of any InfraSource Company executing an agreement, or being informed that it has been chosen, as a subcontractor with respect to any Work or being terminated as a subcontractor with respect to any Work, Holdings will, and will cause the InfraSource Companies to, provide written notice thereof to Exelon, together with the reason for such termination.

          (d)   Holdings will, and will cause the InfraSource Companies to, use reasonable efforts to bid on Work that is made available by Exelon Businesses which is of a scope and nature historically performed by the InfraSource Companies.

          (e)   [*].

        6.    Termination.

          (a)   This Agreement shall terminate upon the occurrence of any of the following events:

              (i)  InfraSource breaches or defaults in the performance or compliance with any material term contained in this Agreement, which breach or default has not been cured within thirty (30) days following notice of such breach or default by Exelon; or

             (ii)  The failure by Holdings to make any payment of principal to Exelon when due under the Promissory Note or the continuation by Holdings of an uncured breach or default in of any material term contained in the Promissory Note for a period of ten (10) days after receipt by Holdings of notice from Exelon of such breach or default; or

            (iii)  The termination of any material contract, agreement, release or purchase order under which an InfraSource Company (including any Sold Company) directly or indirectly performs Work, whether as a general contractor or any level of subcontractor, which termination was due to a material breach by an InfraSource Company (including a Sold Company) and a failure to cure such breach within the period set forth in any such contract, agreement, release or purchase order, provided that with respect to any contract, agreement, release or purchase order in effect on the date hereof which does not contain any cure period, Exelon shall have no right to terminate this Agreement under this Section 6(a)(iii) unless and until (1) the Exelon affiliate that is the party to such contract, agreement, release or purchase order has provided written notice of any breach to the applicable InfraSource Company, (2) such notice permits such InfraSource Company to cure such breach within at least ten (10) days of such notice and (3) such InfraSource Company fails to cure such breach within the time period specified in the notice and provided further that the termination right in this Section 6(a)(iii) shall not apply in connection with the sale or Change of Control of any InfraSource Company, including any Sold Company, in circumstances in which the consent of any affiliate of Exelon Corporation is required under any contract, agreement, release or purchase order relating to Work and such consent is not obtained prior to the consummation of such sale or Change of Control (provided that Exelon has no basis independent of the sale or Change of Control to terminate such contract, agreement, release or purchase order under this Section 6(a)(iii)); or

            (iv)  [*]

            Within thirty (30) days of the request of Exelon, Holdings will cause to be prepared and delivered a statement containing the same information as the First and Second Statements with respect to such Revenue. Exelon may dispute the items or amounts reflected on such statement by notifying Holdings in writing of the disputed items or amounts within thirty (30) following receipt of such statement. Such notice shall specify which items or amounts as to which Exelon disagrees, and Exelon shall be deemed to have agreed with all other items and amounts included in the preparation of such statement. If a notice of disagreement shall be duly delivered by Exelon, Exelon and Holdings shall, during the ten (10) days following receipt by Holdings of such notice, use their reasonable efforts to reach agreement on any disputed items or amounts in order to determine the amount of Revenue. If, during such period, Holdings and Exelon are unable to reach such agreement, the dispute relating to the such statement and the calculation of Revenue shall be submitted to arbitration in accordance with Section 7. If a notice of disagreement is not delivered by Exelon in accordance with this paragraph, the determination of Revenue as set forth on such statement shall be deemed final.

          (b)   In the event of any termination of this Agreement, Sections 7, 8 and 13 shall survive.

        7.    Arbitration.    All disputes under this Agreement shall be settled by arbitration in New York, New York, before an arbitrator pursuant to the Complex Arbitration Rules then in effect of the American Arbitration Association. Arbitration may be commenced at any time by any Party hereto giving written notice to each other Party to a dispute that such dispute has been referred to arbitration under this Section 7. Exelon and Holdings shall select the arbitrator within fifteen (15) days after the date of the notice of arbitration described above. If Exelon and Holdings are unable to agree as to selection of the arbitrator within thirty (30) days after the date of the notice of arbitration described above, the selection of the arbitrator shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. The arbitrator may not have had any past or present relationship with or interest in any of the Parties hereto or any of their respective affiliates. Any award or decision rendered by the arbitrator shall be conclusive and binding upon the Parties hereto; provided, however, that any such award or decision shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made by any party hereto with respect to any dispute, claim or other matter after the date on which litigation based on such dispute, claim or other matter would be barred by the applicable statute of limitations. Each Party shall pay its own expenses of arbitration and shall share the expenses of the arbitrator selected; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees).

        8.    Remedies/Limitations of Liability; No Obligations with Respect to Work.    PAYMENTS BY EXELON ARISING PURSUANT TO SECTIONS 1 AND 2 ARE THE SOLE AND EXCLUSIVE REMEDY, WHETHER AT LAW, EQUITY OR OTHERWISE, OF HOLDINGS UNDER THIS AGREEMENT RELATED TO THE WORK OR ANY FAILURE OF ANY EXELON BUSINESS TO CONDUCT BUSINESS DIRECTLY OR INDIRECTLY WITH ANY INFRASOURCE COMPANY. NEITHER EXELON NOR ANY OF ITS AFFILIATES SHALL BE LIABLE, WHETHER BASED ON CONTRACT, INDEMNITY, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, TO HOLDINGS OR ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM OR LOSS RELATING TO THIS AGREEMENT. Nothing in this Agreement is intended, or shall be construed, to create any obligations on the part of Exelon or any affiliate to contract with, or otherwise use, any InfraSource Company with respect to any Work. No representation or warranty is made by Exelon under this Agreement that any Work will be provided, directly or indirectly, to any InfraSource Company.

        9.    Amendment and Modification.    This Agreement may be amended, modified, supplemented or altered only by a written agreement signed by Holdings and Exelon.

        10.    Waiver of Compliance; Consents.    Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be waived, but only if such waiver is in writing and is signed by the Party against whom the waiver is to be effective. Such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        11.    Notices.    All notices and other communications hereunder shall be in writing (including by fax) and shall be deemed to have been duly given when delivered in person (including by overnight courier), when faxed during business hours (with confirmation of transmission having been received) or three (3) days after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Exelon to:

      Exelon Enterprises Company, LLC
      10 S. Dearborn, 37th Floor
      Chicago, Illinois 60603
      Attention: President
      Fax: 312-394-8814

    with a copy to:

      Exelon Business Services Company
      Legal Department
      10 S. Dearborn, 35th Floor
      Chicago, Illinois 60603
      Attention: Associate General Counsel—Corporate and Commercial
      Fax: 312-394-4462

    with a copy to:

      Morgan, Lewis & Bockius LLP
      1701 Market Street
      Philadelphia, Pennsylvania 19103
      Attention: Timothy Maxwell, Esq.
      Fax: 215-963-5299

    If to Holdings:

      GFI Energy Ventures LLC
      11611 San Vicente Boulevard, Suite 710
      Los Angeles, CA 90049
      Attention: Ian Schapiro
      Fax: 310-442-0540

    and

      Oaktree Capital Management, LLC
      333 South Grand Avenue
      Los Angeles, CA 90071
      Attention: Christopher Brothers
      Fax: 213-830-6395

    with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      300 South Grand Avenue
      Los Angeles, CA 90071-3144
      Attention: Jeffrey H. Cohen, Esq.
      Fax: 213-687-5600

        12.    Assignment; No Third Party Beneficiaries.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld; provided that Holdings may assign this Agreement to a lender pursuant to the financing arrangements contemplated by the Merger Agreement or any subsequent lender. No assignment hereunder shall relieve the assigning Party of its obligations under this Agreement. Nothing in this Agreement is intended to confer upon any person (including any employees) other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies hereunder.

        13.    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

        14.    Counterparts.    This Agreement may be executed by the Parties hereto individually or in any combination, in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

        15.    Severability.    If any provision or provisions of this Agreement or of any of the documents or instruments delivered pursuant hereto, or any portion of any provision hereof or thereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof or thereof and shall not affect the validity or effect of any other portion hereof or thereof.

        16.    Interpretation.

          (a)   The headings of the various Sections of this Agreement have been inserted for the purpose of convenience of reference only, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

          (b)   When reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. Whenever the words "included", "includes" or "including" (or any other tense or variation of the word "include") are used in this Agreement, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the auxiliary verbs "will" and "shall" are mandatory, and the auxiliary verb "may" is permissive (and, by extension, is probative when used negatively, as a denial of permission). All accounting terms used but not otherwise defined in this Agreement shall have the meanings determined by accounting principles generally accepted in the United States. The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any document or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent arid (in the case of statutes) by succession of comparable successor statutes.

        17.    Entire Agreement.    This Agreement, including Exhibit A hereto, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings with respect to this Agreement, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and any subsequent correspondence of the parties; provided, that except as otherwise expressly agreed to in writing by the Parties, nothing herein shall modify or supersede the Merger Agreement or the other agreements entered into in connection therewith.

        18.    Relationship of Parties.    Except as specifically provided herein, neither of the Parties and/or their respective affiliates shall act or represent or hold itself out as having authority to act as an agent of the other Party and/or its affiliates, or in any way bind or commit the other Party and/or its affiliates to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.

        19.    Exhibit.    The Exhibit attached hereto and referred to herein is incorporated in and made a part of this Agreement as if set forth in full herein.

        20.    Joinder of Exelon Corporation.    Exelon Corporation hereby joins in this Agreement solely for purposes of guaranteeing, and hereby guarantees the performance of the obligations of Exelon to pay any and all amounts due by Exelon pursuant to Sections 1 and 2 of this Agreement.

        IN WITNESS WHEREOF, the Parties have caused this Volume Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

EXELON ENTERPRISES COMPANY, LLC
By:	/s/ GEORGE H. GILMORE, JR.
Name: George H. Gilmore, Jr. Title: President & CEO
DEARBORN HOLDINGS CORPORATION
By:	/s/ IAN A. SCHAPIRO
Name: Ian A. Schapiro Title: President
Solely for the purposes of Section 20:
EXELON CORPORATION
By:	/s/ GEORGE H. GILMORE, JR.
Name: George H. Gilmore, Jr. Title: Senior Vice President

EXHIBIT A

InfraSource Companies

M.J. Electric, Inc.
Dashiell Holdings Corporation
Dashiell Corporation
Dacon Corporation
MRM Technical Group, Inc.
Mueller Distribution Contractors Inc.
Mueller Pipeliners, Inc.
Mid-Atlantic Pipeliners, Inc.
Gas Distribution Contractors, Inc.
Aconite Corporation
InfraSource Underground Construction, LLC
Trinity Industries, Inc.
Chowns Communications Inc.
Mechanical Specialties, Inc.

InfraSource and any current or future subsidiary of InfraSource or their successors or assigns that performs work or provide services or goods substantially similar to the work performed or services or goods provided by the above companies as of the date of this Agreement.

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VOLUME AGREEMENT
EXHIBIT A InfraSource Companies